CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,302,129.25	$92.84

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated August 26, 2010

(To the Prospectus dated February 10, 2009 and Prospectus Supplement dated March 1, 2010)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-145845

Barclays Bank PLC Performance Tracking Securities Linked to the S&P 500® Dynamic VEQTORTM Total Return Index due August 30, 2013

Investment Description

The Performance Tracking Securities (the “Securities”) are direct, unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the S&P 500® Dynamic VEQTORTM Total Return Index (the “Index”). Each $10.00 principal amount of Securities is being offered for $10.00 plus an upfront fee. The Securities are designed to provide returns at maturity that reflect the performance of the Index, less an upfront fee and an ongoing investor fee. The Securities do not bear interest. Investing in the Securities involves significant risks. Your investment will be fully exposed to any decline in the Index and you may lose up to 100% of your principal investment. You will lose some or all of your investment at maturity if the Index has not increased sufficiently to offset the effect of the upfront fee and the investor fee. Any payment on the Securities is subject to the creditworthiness of Barclays Bank PLC.

Features

❑

Access to U.S. Equities with a Volatility Hedging Strategy: The Securities provide access to a volatility hedging strategy represented by the Index designed to provide broad U.S. equity market exposure with an implied volatility hedge that dynamically allocates among equities, volatility and cash.

❑	Diversification Opportunity: The Securities provide an opportunity to diversify your portfolio through dynamic exposure to volatility futures.

Key Dates

Trade Date:	August 26, 2010
Settlement Date:	August 31, 2010
Final Valuation Date[1]:	August 26, 2013
Maturity Date[1]:	August 30, 2013

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Security Offering

We are offering Performance Tracking Securities linked to the S&P 500® Dynamic VEQTORTM Total Return Index. Because the Securities are not principal protected, even if held to maturity, investors may lose their entire investment in the Securities if the Index has not increased sufficiently to offset the effect of the upfront fee and the investor fee. The Securities are offered at a minimum investment of $1,025 principal amount or 100 Securities at $10.00 per Security plus the upfront fee.

Offering	Term	Index Symbol[1]	CUSIP	ISIN
Performance Tracking Securities linked to the S&P 500® Dynamic VEQTORTM Total Return Index	3 years	SPVQDTR	06740C311	US06740C3117

[1]	Bloomberg L.P.

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010 and this pricing supplement. See “Key Risks” on page PS-6 of this pricing supplement and “Risk Factors” beginning on page S-5 of prospectus supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Compensation	Proceeds to Barclays Bank PLC
Per Security	$10.25	$0.25	$10.00
Total	$1,302,129.25	$31,759.25	$1,270,370

The issue price of each Security exceeds the $10.00 principal amount per Security by the amount of the upfront fee detailed in the table above as underwriting compensation. Of the $0.25 upfront fee, $0.25 represents an underwriting discount paid to UBS Financial Services Inc.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Performance Tracking Securities linked to the S&P 500® Dynamic VEQTORTM Total Return Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek an investment with a return linked to the performance of the Index.

♦	You believe that the value of the Index will appreciate over the term of the Securities in an amount that is sufficient to offset the effect of the upfront fee and the investor fee.

♦	You are willing to invest in securities that offer no principal protection, and are willing to risk losing up to 100% of your investment.

♦	You can tolerate a complete loss of your investment in the Securities.

♦	You do not seek current income from this investment.

♦	You are not seeking an investment for which there will be an active secondary market.

♦	You are willing to hold the Securities to maturity.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as issuer of the Securities.

The Securities may not be suitable for you if:

♦	You do not seek an investment with exposure to the Index.

♦	You believe that the value of the Index will depreciate over the term of the Securities or will not appreciate sufficiently to offset the effect of the upfront fee and the investor fee.

♦	You seek an investment that offers principal protection.

♦	You cannot tolerate any loss of your investment in the Securities.

♦	You do not understand this investment.

♦	You require current income from this investment.

♦	You seek an investment for which there will be an active secondary market.

♦	You are unable or unwilling to hold the Securities to maturity.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-6 of this pricing supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00
Issue Price:	$10.00 per Security plus the upfront fee set forth on the cover of this pricing supplement. The Securities are offered at a minimum investment of $1,025 or one hundred (100) Securities.
Term:	3 years
Reference Asset:[2]	The S&P 500® Dynamic VEQTORTM Total Return Index (Bloomberg Ticker: SPVQDTR) (the “Index”)
Payment at Maturity (per $10.00)

At maturity you will receive a cash payment per Security equal to the Net Daily Value on the final valuation date.

Payment at maturity cannot be less than $0.00

Your investment will be fully exposed to any decline in the Index. You will lose some or all of your investment at maturity if the Index has not increased sufficiently to offset the effect of the upfront fee and the investor fee

Investor Fee:

The investor fee on the trade date is equal to zero. On each subsequent calendar day until maturity, the investor fee will be equal to (i) 0.60% times (ii) the Net Daily Value on the immediately preceding calendar day times (iii) the Daily Index Factor on that day (or, if such day is not an index business day, one), divided by (iv) 365. Because the investor fee is calculated and subtracted from the Net Daily Value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.60% per year.

Because the upfront fee and the investor fee reduces the amount of your return at maturity, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity. If the increase in the level of the Index is insufficient to offset the negative effect of the upfront fee and the investor fee, or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity.

Net Daily Value:	The Net Daily Value on any given calendar day will be calculated in the following manner: The Net Daily Value on the trade date will equal $10.00. On each subsequent calendar day until maturity, the Net Daily Value will equal (1) the Net Daily Value on the immediately preceding calendar day times (2) the Daily Index Factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. The “Index Business Day” is defined in “Description of the S&P 500® Dynamic VEQTORTM Total Return Index” below.
Daily Index Factor:	The Daily Index Factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.
Closing Level of the Index on the Trade Date:	184,575.4530
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances, based on a starting level for the Index of 184,575.4530. We have included two examples in which the Index has increased by approximately 15% at maturity, as well as two examples in which the Index has decreased by approximately 14% at maturity. These examples highlight the effect of the daily investor fee in different circumstances. The level of the daily investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 3 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Assumptions:

Yearly Fee	Days	Principal	Starting Index Level
0.60%	365	$10.00	184,575.4530

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Payment at Maturity
A	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting Index Level	C x Principal x Investor Fee	Running Total of D	(Principal x B / Starting Index Level) -E
0	184,575.4530	1.00	$0.00	$0.00	N/A
1	193,804.2257	1.03	$0.06	$0.06	N/A
2	203,494.4369	1.08	$0.06	$0.13	N/A
3	213,669.1588	1.13	$0.07	$0.19	$11.38

			Annualized Index Return		5.00%
			Annualized Securities Total Return		3.55%

*B(t)	means Index Level at the end of Year t for t=0,1, 2, 3 and if t=0, B(t-1)=B(t).

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Payment at Maturity
A	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting Index Level	C x Principal x Investor Fee	Running Total of D	(Principal x B / Starting Index Level) -E
0	184,575.4530	1.00	$0.00	$0.00	N/A
1	156,889.1351	0.93	$0.06	$0.06	N/A
2	157,281.3579	0.85	$0.05	$0.11	N/A
3	213,669.2056	1.00	$0.06	$0.17	$11.41

			Annualized Index Return		5.00%
			Annualized Securities Total Return		3.64%

*B(t)	means Index Level at the end of Year t for t=0,1, 2, 3 and if t=0, B(t-1)=B(t).

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Payment at Maturity
A	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting Index Level	C x Principal x Investor Fee	Running Total of D	(Principal x B / Starting Index Level) -E
0	184,575.4530	1.00	$0.00	$0.00	N/A
1	175,346.6804	0.98	$0.06	$0.06	N/A
2	166,579.3463	0.93	$0.06	$0.11	N/A
3	158,250.4136	0.88	$0.05	$0.17	$8.41

			Annualized Index Return		-5.00%
			Annualized Securities Total Return		-6.39%

*B(t)	means Index Level at the end of Year t for t=0,1, 2, 3 and if t=0, B(t-1)=B(t).

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Payment at Maturity
A	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting Index Level	C x Principal x Investor Fee	Running Total of D	(Principal x B / Starting Index Level) -E
0	184,575.4530	1.00	$0.00	$0.00	N/A
1	156,889.1351	0.93	$0.06	$0.06	N/A
2	117,666.8513	0.74	$0.04	$0.10	N/A
3	158,250.4136	0.75	$0.04	$0.14	$8.43

			Annualized Index Return		-5.00%
			Annualized Securities Total Return		-6.31%

*B(t)	means Index Level at the end of Year t for t=0,1, 2, 3 and if t=0, B(t-1)=B(t).

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that you could be required to include any interest or dividends that are reflected in the Index in ordinary income either upon the sale or maturity of the Securities or over the term of your Securities even though you will not receive any payments from us until maturity. Moreover, the Internal Revenue Service could potentially assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that the Internal Revenue Service could assert that you should currently recognize ordinary income in respect of any interest or dividends that are reflected in the Index and recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time either (i) a futures contract that is tracked by the Index rolls or (ii) the notional portfolio tracked by the Index adjusts. If you were treated as owning the underlying components of the Index, it is also possible that you would be required to mark any futures contracts in the Index to market at the end of each taxable year under Section 1256 and treat such gain or loss as 60% long-term capital gain or loss and 40% short-term capital gain or loss.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to an amount equal to all or a portion of the upfront fee and amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your Securities as if you had sold a portion of your Securities to pay the investor fee.

It is also possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes” in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains from the sale or maturity of the Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦

Your Investment in the Securities May Result in a Loss—The Securities do not guarantee any return of principal. The return on the Securities at maturity is linked to the performance of the Index (less upfront fee and the investor fee). Your investment will be fully exposed to any decline in the level of the Index. Because the Securities are our unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

♦

The Value of the Index Will Depend Upon the Success of the Index in Dynamically Allocating Between the Equity and Volatility Components—The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative equity market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Index). Despite these historically-observed trends, there can be no assurance that such trends will occur over the term of your Securities. In particular, it is possible that periods of higher volatility may occur during periods when the U.S. equity markets are generally increasing in value. In this scenario, under the rules of the Index, the higher volatility trends would likely result in a reduced exposure to the equity component of the Index, the S&P 500 TR, when, in fact, an investor would generally benefit from more, not less, exposure to such index. Conversely, it is possible that periods of lower volatility may occur during periods when the U.S. equity markets are generally decreasing in value. In this scenario, under the rules of the Index, the lower volatility trends would likely result in an increased exposure to the S&P 500 TR when, in fact, an investor would generally benefit from less, not more, exposure to such index. Therefore, if the correlations between the U.S. equity markets and market volatility do not behave over the term of the Securities as they have historically tended to behave, the Index may not be successful in allocating optimally between the equity and volatility components, and, in certain circumstances, it is possible that the dynamic allocation between the equity and volatility components could produce a lower investment return than a simple investment in the equity component alone. Accordingly, there is no assurance that the Index will outperform any alternative strategy that might be employed in respect of the equity and volatility components.

♦

The Value of the Index Will Depend Upon the Performance of the S&P 500 TR—While the Index is designed to provide a “volatility hedge” (as described above) during periods of high volatility and rapid decline of the U.S. equity markets, the value of the Index will continue to depend, in large part, on the performance of the S&P 500 TR over the term of your Securities. Even if the Index is successful in dynamically allocating between the equity and volatility components, the value of the Index may fall as a result of a decline in the level of the S&P 500 TR, in particular during periods when the decline in the level of the S&P 500 TR occurs during a period of low market volatility. This is because, under the rules of the Index, the lower volatility trends would likely result in an increased exposure to the S&P 500 TR. Moreover, the volatility hedge component of the Index is limited to a maximum allocation of 40% of the Index, which means that at least 60% of the Index will be exposed to the S&P 500 TR throughout the term of your Securities (subject to the occurrence of a stop loss event as described in more detail herein). Therefore, while the volatility hedge component of the Index may act to mitigate a portion of the decline of the S&P 500 TR in certain market environments, the effect of such hedge has limitations, and the value of your Securities can decline, even significantly, if the level of the S&P 500 TR declines over the term of your Securities.

♦

The Allocation of the Index to the Equity and Volatility Components is Based on Realized Volatility and Implied Volatility Measurements That May Not Effectively Predict Trends in Future Volatility—The Index allocates its weightings to the S&P 500 TR and the Short-Term VIX TR based on predetermined rules. The Index rules use a combination of historical volatility and market estimates of future volatility to predict future trends in volatility by taking into account both (1) the one-month realized volatility of the S&P 500 and (2) the implied volatility trend by reference to the VIX Index. For more information on realized volatility and implied volatility, see “Description of the S&P 500® Dynamic VEQTORTM Total Return Index—Volatility” in this pricing supplement. On the basis of this prediction of likely future volatility, the Index then allocates its relative exposure to the S&P 500 TR and the Short-Term VIX TR in accordance with the pre-defined weightings specified in “Description of the S&P 500® Dynamic VEQTORTM Total Return Index—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component”.

There can be no assurance that the rules used by the Index will accurately predict market volatility over time. One-month realized volatility measures volatility over a historical period, and historical volatility may not be an accurate indicator of future market volatility. In addition, the implied volatility trend under the Index rules require the daily implied trend indicators (as defined herein) to remain constant for at least ten consecutive index business days. Therefore, even if the daily implied volatility trend indicators show an increase or a decrease in volatility for nine out of ten consecutive index business days, the resulting implied volatility trend will show that there is “no trend”, and the target allocations may not appropriately reflect future market volatility.

Moreover, although realized volatility and implied volatility have tended historically to exhibit positive correlation, there may be periods during which the Index’s realized volatility and implied volatility measures are negatively correlated. In particular, it is possible that the Index’s realized volatility measure shows an increase in historical volatility while the Index’s implied volatility measure estimates a decrease in future volatility, or vice versa. If the correlations between the Index’s realized volatility and implied volatility measures do not behave over the term of the Securities as they have historically tended to behave, the Index may not be successful in allocating optimally between the equity and volatility components.

Accordingly, there is no assurance that the Index’s method of assessing market volatility is the most effective way to predict patterns of volatility. As a result, if the Index fails to predict trends of volatility accurately, then the Index may not be successful in allocating optimally between the S&P 500 TR and the Short-Term VIX TR, which may adversely impact the market value of your Securities and the amount you receive at maturity.

♦

The Index Allocates to the Equity and Volatility Components in Accordance with Pre-Defined Weightings That May Not Be Optimal—Subject to the occurrence of a stop loss event, the equity and volatility components comprise 100% of the Index. Their respective weightings are established by reference to the Index’s calculation of realized volatility and implied volatility trends (as discussed above) in accordance with the pre-defined weightings specified in “Description of the S&P 500® Dynamic VEQTORTM Total Return Index—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component”. For example, when realized volatility is low and implied volatility is exhibiting a downtrend, more weight is allocated to the equity component in accordance with pre-defined rules. Conversely, when realized volatility is high and implied volatility exhibiting an uptrend, more weight is allocated to the volatility component. However, even if the Index is accurate in predicting volatility trends, the pre-defined weightings between the equity and volatility components as specified herein may not be the most optimal allocations at any given moment over the term of your Securities. Therefore, there is no assurance that the weightings determined by the Index will outperform any alternative strategy that might reflect different weighting of the equity and volatility components.

♦

The Stop Loss Feature of the Index Does Not Ensure That Losses Are Limited to 2%—Although the stop loss feature of the Index is designed to mitigate against losses in the Index by moving the Index into a 100% cash position if the Index has lost 2% or more of its value over any five consecutive index business day period, it does not ensure that any losses resulting from a decrease in the value of the Index will be limited to 2%. For example, suppose that on “day t-7” the value of the Index is 150,000, on “day t-6” the value of the Index is 142,970, on “day t-2” the value of the Index is 145,500 and on “day t-1” the value of the Index is 144,400. On “day t-1”, a stop loss event would be deemed to have occurred because the value of the Index would have fallen by 3% (i.e., 145,500/150,000 – 1) over the immediately preceding five consecutive index business day period. On “day t”, that stop loss event would be deemed to have ended because the value of the Index would have increased by approximately 1% (i.e., 144,400/142,970 –1) over the immediately preceding five consecutive index business day period. Nonetheless, the overall value of the Index will have fallen by approximately 3.75% (i.e., 144,400/150,000 – 1) over the period beginning on “day t-7” and ending on “day t-1”. Therefore, the stop loss feature does not ensure that losses under the Index are limited to 2%.

♦

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the Index, the S&P 500 TR, the Short-Term VIX TR or the VIX Index Could Affect the Amount Payable on Your Securities and Their Market Value—The policies of the index sponsor concerning the calculation of the value of the Index, the S&P 500 TR and the Short-Term VIX TR and the policies of the CBOE concerning the calculation of the value of the VIX Index, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the Index, the S&P 500 TR, the Short-Term VIX TR or the VIX Index, respectively, could affect the value of the Index, a Constituent Index or other index used to calculate the Index and, therefore, the amount payable on your Securities at maturity and the market value of your Securities prior to maturity.

The index sponsor can add, delete or substitute the equity securities underlying the S&P 500 TR or make other methodological changes that could change the value of the S&P 500 TR. The index sponsor can also add, delete or substitute the futures contracts underlying the Short-Term VIX TR or make other methodological changes that could change the value of the Short-Term VIX TR and the Index. The changing of equity securities included in the S&P 500 TR may affect the S&P 500 TR, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the value of the VIX Index. The changing of the futures contracts underlying the Short-Term VIX TR may affect the performance of the Short-Term VIX TR in similar ways. Any such changes may consequently affect the performance of the Index. Additionally, the index sponsor may alter, discontinue or suspend calculation or dissemination of the Index, the S&P 500 TR or the Short-Term VIX TR. Any of these actions could adversely affect the value of your Securities. The index sponsor has no obligation to consider your interests in calculating or revising the Index, the S&P 500 TR or the Short-Term VIX TR.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your Securities. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your Securities. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your Securities. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “Description of the S&P 500® Dynamic VEQTORTM Total Return Index—The Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—CBOE Volatility Index® (VIX)” below.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

♦

The Index and the Short-Term VIX TR Have Limited Historical Information, and It Will be Difficult to Compare the Performance of the Index to the S&P 500 TR Over the Term of the Securities—The Index was launched on November 18, 2009. All data relating to the period prior to the launch date of the Index, including the table and graphs set forth in “Description of the S&P 500® Dynamic VEQTORTM Total Return Index—Historical Closing Values of the Index” and “Description of the S&P 500® Dynamic VEQTORTM Total Return Index—Hypothetical and Illustrative Performance of the Index”, is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. In addition, the Short-Term VIX TR was created in December 2008, and the index sponsor has published limited information about how the Short-Term VIX TR would have performed had it been calculated prior to that time. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Index, Short-Term VIX TR and the VIX Index futures that underlie the Short-Term VIX TR are of recent origin and limited or no historical performance data exists with respect to them, your investment in the Securities may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each index makes use of as the basis for an investment decision.

♦

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time—We and our affiliates are not affiliated with the index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the index sponsor’s methods or policies relating to the calculation of the Index (or any Constituent Index or other index used to calculate the Index) in its capacity as the sponsor of the Index (or any Constituent Index or other index used to calculate the Index). The index sponsor is not under any obligation to continue to calculate the Index (or any Constituent Index or other index used to calculate the Index) or required to calculate any successor index. If the index sponsor discontinues or suspends the calculation of the Index (or any Constituent Index or other index used to calculate the Index), it may become difficult to determine the value of the Securities or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index (or any Constituent Index or other index used to calculate the Index) exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. All disclosure in this pricing supplement regarding the Index, each Constituent Index and any other index used to calculate the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Securities, should make your own investigation into the Index and the index sponsor. The index sponsor has no obligation to consider your interests as a holder of the Securities.

♦

Historical Values of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities—It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical value of the Index.

♦

Changing Prices of the Futures Contracts Included in the Short-Term VIX TR May Result in a Reduced Amount Payable at Maturity—The Short-Term VIX TR is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Short-Term VIX TR approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the Short-Term VIX TR relative to the unwind price of the relevant Short-Term VIX TR futures contract at the time of hypothetical sale of the contract. The contracts included in the Short-Term VIX TR have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times. Moreover, many of the contracts included in the Short-Term VIX TR have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The VIX Index futures have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures. The existence of contango in the futures markets could result in negative “roll yields”, which could adversely affect the value of the Short-Term VIX TR and thus the Index underlying your Securities, and, accordingly, decrease the payment you receive at maturity.

♦

The Short-Term VIX TR May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges—The Short-Term VIX TR is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, the Short-Term VIX TR may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated markets in other countries. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Short-Term VIX TR, may be subject to certain risks not presented by exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

♦

No Interest or Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities or contracts underlying the components of the Index would have.

♦

Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

The Upfront Fee and Investor Fee Will Adversely Affect the Value of the Securities Prior to Maturity and the Payment You Receive at Maturity—The issue price of each Security exceeds the principal amount per Security by the amount of the upfront fee. Because the payment at maturity will be calculated on the basis of the principal amount and not the issue price, the upfront fee represents an immediate cost to you and will not grow along with any appreciation of the Index. In addition, the investor fee reduces the amount of your return at maturity. Because the upfront fee and the investor fee reduce the amount of your return at maturity, the level of the Index must increase sufficiently to offset these fees for you to receive at least the amount of your initial investment at maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation to the principals, agents and dealers in connection with the distribution of the Securities as set forth on the cover of this pricing supplement.

♦

Credit of the Issuer—The Securities are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.

♦

Potentially Inconsistent Research, Opinions or Recommendations by Barclays Capital Inc., UBS Financial Services Inc. or Their Respective Affiliates—Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Many Economic and Market Factors Will Impact the Value of the Securities—In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time to maturity of the Securities;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the S&P 500® Dynamic VEQTORTM Total Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Dynamic VEQTORTM (Volatility EQuity Target Return) Total Return Index (the “Index”), the Constituent Indices (as defined below) and certain other indices used to calculate the Index, including, without limitation, their composition, method of calculation and changes in their components, from publicly available information. Such information regarding the Index, the Constituent Indices and certain other indices used to calculate the Index, set forth in this pricing supplement reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (the “index sponsor”).

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Overview

The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Index). The Index also incorporates a “stop loss” mechanic that shifts the entire value of the Index to a cash investment under certain exceptional circumstances as described herein.

The equity component of the Index is represented by the S&P 500® Total Return Index™ (the “S&P 500 TR”) and the volatility component of the Index is represented by the S&P 500 VIX Short-Term Futures™ Index TR (the “Short-Term VIX TR” and together with the S&P 500 TR, the “Constituent Indices”). The S&P 500 TR is intended to provide a performance benchmark for the U.S. equity markets, and the Short-Term VIX TR seeks to model the return from a daily rolling long position in the first and second month CBOE Volatility Index® (the “VIX Index”) futures contracts. Each of these components is discussed in further detail below.

The Index is calculated on a total return basis because its Constituent Indices are total return indices, specifically the S&P 500 TR and the Short-Term VIX TR, and because the cash component of the Index in the event of a stop loss event is interest bearing. For more information on the S&P 500 TR and the Short-Term VIX TR, see “—The Constituent Indices”.

The Index allocates weightings to the equity and volatility components based on a combination of realized volatility levels and implied volatility trends in accordance with the rules described herein. These allocations are evaluated on a daily basis, although changes in allocation may occur less frequently. The Index also includes a “stop loss” feature, whereby the Index will move into a 100% cash position if the value of the Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days.

Publication of Index Values

The value of the Index is calculated in accordance with the method described in “—Calculation of the Index” below. The value of the Index at the close of trading on each index business day will be published by Bloomberg L.P. or a successor under the ticker symbol “SPVQDTR”.

An “index business day” is any day on which both the S&P 500 TR and Short-Term VIX TR are calculated.

Before describing the Index and the Constituent Indices in detail, we will provide an overview of volatility.

Volatility

Volatility is a statistical measure of the degree of movement of the price of an asset over a period of time and is considered the market standard for expressing the riskiness of an asset. Volatility is generally calculated based on the natural logarithm of the return of an asset over a specified period of time.

Realized volatility is an historical calculation of this degree of movement based on prices or values of the asset observed periodically in the market over a specified period. The realized volatility of an asset is characterized by the frequency of the observations of the asset price used in the calculation and the period over which observations are made. For example, one-month daily realized volatility denotes realized volatility calculated from daily closing asset prices over a one-month period.

Implied volatility is a market estimate of the volatility an asset will realize over a future period of time. The implied volatility of an asset is calculated by reference to the market prices of listed options on the asset. Implied volatility has generally had a strongly negative correlation to equity market returns.

Composition of the Index

The Index is comprised of three components:

1. Equity, represented by the S&P 500 TR;

2. Volatility, represented by the Short-Term VIX TR; and

3. Cash.

Equity and volatility component allocations

On any index business day, t, the Index allocates weightings to the equity and volatility components based on a combination of realized and implied volatility trend decision variables as described below. While the allocations are reviewed at the close of each index business day, they may change on a less frequent basis.

Subject to the occurrence of a stop loss event (as described below), the equity and volatility components make up 100% of the notional portfolio included in the Index.

Stop loss feature

As described in further detail below, the Index will allocate into a 100% cash position if the value of the Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days. For an example of how the stop loss feature operates, please refer to “—Example of Stop Loss Event Calculation”.

Calculation of the Index

Step 1: Determine the Realized Volatility

On any index business day, t, the Index uses the annualized one-month realized volatility level of the S&P 500® Index (the “S&P 500”) as the indicator of the realized volatility environment, calculated as of the immediately preceding index business day as follows:

where:

RVt-1 = the annualized one-month realized volatility, calculated as of the immediately preceding index business day; and

SPX = the S&P 500.

For an illustration of the historical realized volatility environment from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Realized Volatility Environment” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 2: Determine the Implied Volatility Trend

The Index aims to anticipate changes in the volatility environment by observing 5-day and 20-day moving averages of one-month implied volatility. Implied volatility is calculated by reference to the CBOE Volatility Index® (the “VIX Index”).

Determining the implied volatility trend involves three steps: (a) first, calculating the 5-day implied volatility average and the 20-day implied volatility average (each, as defined below), (b) next, evaluating the applicable daily implied volatility trend indicators (as defined below) and (c) finally, using the daily implied volatility trend indicators to determine the implied volatility trend (as defined below).

Part (a): Calculate the 5-day and 20-day implied volatility averages

On any index business day, t,

the “5-day implied volatility average” is equal to:

and the “20-day implied volatility average” is equal to:

where:

5IVt-1	=	the 5-day implied volatility average, calculated as of the immediately preceding index business day;

20IVt-1	=	the 20-day implied volatility average, calculated as of the immediately preceding index business day; and

VIX	=	the CBOE Volatility Index®. For a description of the CBOE Volatility Index®, please see “—The Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—CBOE Volatility Index® (VIX)”.

Part (b): Evaluate the applicable daily implied volatility trend indicators

For any index business day, t, the “daily implied volatility trend indicator” is deemed to be “up” (+1) if the 5-day implied volatility average on the immediately preceding index business day is greater than or equal to the 20-day implied volatility average on the immediately preceding index business day, and is deemed to be “down” (-1) if the 5-day implied volatility average on the immediately preceding index business day is less than the 20-day implied volatility average on the immediately preceding index business day. This concept is expressed as follows:

where:

DIVTt- 1 = the daily implied volatility trend indicator as of the immediately preceding index business day.

Part (c): Determine the implied volatility trend

An “implied volatility trend” is established if the daily implied volatility trend indicators remain constant for at least 10 consecutive index business days. Therefore, on any index business day, t, the implied volatility trend (IVTt) will exhibit:

For an illustration of historical implied volatility trends from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Implied Volatility” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 3: Determine the Target Weightings of the Equity Component and Volatility Component

On each index business day, t, once the realized volatility and the implied volatility trend have been determined for that day, the weightings of each of the equity and volatility components for purposes of calculating the Index will be allocated in accordance with the pre-defined weightings set forth below:

Realized Volatility (RVt-1)	Target Equity Component / Volatility Component Allocation (wteq / wtvol)
	Implied Volatility Downtrend (IVTt-1 = -1)	No Implied Volatility Trend (IVTt-1 = 0)	Implied Volatility Uptrend (IVTt-1 = +1)
Less than 10%	97.5% / 2.5%	97.5% / 2.5%	90% / 10%
10% ≤ RVt-1 < 20%	97.5% / 2.5%	90% / 10%	85% / 15%
20% ≤ RVt-1 < 35%	90% / 10%	85% / 15%	75% / 25%
35% ≤ RVt-1 < 45%	85% / 15%	75% / 25%	60% / 40%
More than 45%	75% / 25%	60% / 40%	60% / 40%

where:

wt eq = weight of the S&P 500 TR within the Index;

wt vol = weight of the Short-Term VIX TR within the Index; and

wt eq + wtvol = 100%.

Although the allocations to the equity and volatility components of the Index are evaluated daily, changes in allocation may occur less frequently if the realized volatility and/or implied volatility trend on any given index business day, calculated in accordance with Steps 1 and 2, have not changed sufficiently from the prior index business day to require a change in allocation in accordance with the table above.

Step 4: Evaluate Whether a Stop Loss Event Has Occurred

On each index business day, t, the performance of the Index over the immediately preceding five index business days (the “5-day return”) is evaluated. If the 5-day return is equal to or less than -2.0%, as calculated in accordance with the formula set forth below, the Index will be deemed to have experienced a “stop loss event”. Following the occurrence of a stop loss event, 100% of the Index will be shifted into a cash position at the close of that index business day, t, meaning that the weightings of each of the equity and volatility components will equal 0%.

On each index business day, t, the 5-day return, expressed as a percentage, is calculated as follows:

where:

Indext-1 =	The closing value of the ER Index on the immediately preceding index business day; and

Indext-6 =	The closing value of the ER Index on the sixth index business day preceding the day on which the 5-day return is calculated.

“ER Index”	means the S&P 500® Dynamic VEQTORTM Excess Return Index (Bloomberg ticker symbol “SPVQDER <Index>”), as described in “Step 6: Calculate the Value of the ER Index” below.

The stop loss event will terminate once the 5-day return is greater than -2.0% (e.g., -1.9%). The period during which the Index will be in a stop loss position can be as short as one (1) index business day (e.g., if on the following index business day, the 5-day return is greater than -2.0% (e.g., -1.9%)) and no longer than five (5) consecutive index business days (given that five consecutive index business days in a cash position will necessarily result in a 5-day return of 0%). Following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t, in accordance with Steps 1 through 3 above. For an example of how the stop loss feature operates, including how a stop loss event is triggered under the Index; the equity, volatility and cash component allocations over that period; the termination of the stop loss event; and the resulting re-allocation into the equity and volatility components, please refer to “—Example of Stop Loss Event Calculation”.

For an illustration of hypothetical equity, volatility and cash allocations from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Hypothetical Equity and Volatility Allocations” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 5: Calculate the Value of the Index

Part (a): Calculation of the value of the Index assuming no stop loss event

On any index business day, t, on which no stop loss event has occurred, the value of the Index is calculated as follows:

where:

Indext =	the closing value of the Index on day t;

Indext-1 =	the closing value of the Index on the immediately preceding index business day;

EquityTDRt =	the daily return of the equity component, as determined by the following formula:

where:

=	weight of the equity component on the immediately preceding index business day (determined in accordance with Step 3 above);

SPXT =

The closing level of the S&P 500 TR. Please see the section entitled “—The Constituent Indices—The S&P 500® Index, the S&P 500® Excess Return Index™ and the S&P 500® Total Return Index™—S&P 500® Total Return Index™” below for a description of the calculation of the S&P 500 TR; and

VolTDRt =	the daily return of the volatility component, as determined by the following formula:

where:

=	weight of the volatility component on the immediately preceding index business day (determined in accordance with Step 3 above); and

SPVXSTR =	the closing value of the Short-Term VIX TR.

CashDRt =	Cash Daily Return, calculated based on an overnight deposit rate.

where:

where:

Datet =	the valuation date

Datet- 1 =	the immediately preceding valuation date

Ratet- 1 =	the previous day value of Overnight LIBOR Rate, expressed as a percentage.

Part (b): Calculation of the Index assuming the occurrence of a stop loss event

Following the occurrence of a stop loss event on any index business day, t, the daily return of both the equity component (EquityTDRt) and the volatility component (VolTDRt) will equal zero. This is because, as described in Step 4 above, following the occurrence of a stop loss event, 100% of the Index will be shifted into an interest bearing cash position at the close of that index business day, t, meaning that the weightings of each of the equity component (w1eq   ) and the volatility component (w1vol   ) will equal zero.

Therefore, if the index sponsor has determined that a stop loss event has occurred on the current index business day, t, the closing value of the Index on the immediately following index business day, t+1, will be calculated as follows:

As described in Step 4 above, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t. For an example of how the stop loss feature operates, including the re-allocation into the equity and volatility components following the termination of a stop loss event, please refer to “—Example of Stop Loss Event Calculation”.

Step 6: Calculate the Value of the ER Index

The ER Index is the excess return version of the Index. The equity component of the ER Index is represented by the S&P 500® Excess Return Index™ (the “S&P 500 ER”) and the volatility component of the ER Index is represented by the S&P 500 VIX Short-Term Futures™ Index ER (the “Short-Term VIX ER”). The ER Index is calculated on an excess return basis because its component indices are excess return indices, specifically the S&P 500 ER and the Short-Term VIX ER, and because the cash component of the Index in the event of a stop loss event is not interest bearing.

To calculate the value of the ER Index, Step 1, 2, 3, and 4 above are carried out as in the calculation of the Index, and Step 5 above is replaced by the description below.

Part (a): Calculation of the value of the ER Index assuming no stop loss event

On any index business day, t, on which no stop loss event has occurred, the value of the ER Index is calculated as follows:

where:

Indext =	the closing value of the ER Index on day t;

Indext-1	= the closing value of the ER Index on the immediately preceding index business day;

EquityEDRt =	the daily return of the equity component, as determined by the following formula:

where:

=	weight of the equity component on the immediately preceding index business day (determined in accordance with Step 3 above);

SPXEt =

The closing level of the S&P 500 ER on day t. Please see the section entitled “—The Constituent Indices—The S&P 500® Index, the S&P 500® Total Return Index™ and the S&P 500® Excess Return Index™—S&P 500® Excess Return Index™” below for a description of the calculation of the S&P 500 ER;

SPXEt-1 =	The closing level of the S&P 500 ER on day t-1, the immediately preceding index business day; and

VolEDRt =	the daily return of the volatility component, as determined by the following formula:

where:

=	weight of the volatility component on the immediately preceding index business day (determined in accordance with Step 3 above); and

SPVXSPt =	the closing value of the Short-Term VIX ER on day t; and

SPVXSPt-1 =	the closing value of the Short-Term VIX ER on day t-1, the immediately preceding index business day.

Part (b): Calculation of the Index assuming the occurrence of a stop loss event

Following the occurrence of a stop loss event on any index business day, t, the daily return of both the equity component (EquityEDRt) and the volatility component (VolEDRt) will equal zero. This is because, as described in Step 4 above, following the occurrence of a stop loss event, 100% of the ER Index will be shifted into a non-interest bearing cash position at the close of that index business day, t, meaning that the weightings of each of the equity component (wt eq) and the volatility component (wtvol ) will equal zero.

Therefore, if the index sponsor has determined that a stop loss event has occurred, the closing value of the ER Index on the current index business day, t, will equal the closing value of the ER Index on the immediately following index business day, t+1, as illustrated below:

As described in Step 4 above, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t. For an example of how the stop loss feature operates, including the re-allocation into the equity and volatility components following the termination of a stop loss event, please refer to “—Example of Stop Loss Event Calculation”.

The Constituent Indices

The S&P 500® Index, the S&P 500® Total Return Index™ and the S&P 500® Excess Return Index™

The following section describes each of the S&P 500® Index (the “S&P 500”), the S&P 500® Total Return Index™ (the “S&P 500 TR”) and the S&P 500® Excess Return Index™ (the “S&P 500 ER”).

S&P 500® Index

The S&P 500® Index (the “S&P 500”) is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 is calculated, maintained and published by Standard & Poor’s Financial Services LLC (the “index sponsor”) and is reported by Bloomberg L.P. under the ticker symbol “SPX <Index>”.

Composition of the S&P 500

The index sponsor chooses companies for inclusion in the S&P 500 with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Relevant criteria employed by the index sponsor for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. operating companies and not a closed-end fund, holding company, tracking stock, partnership, investment vehicle or royalty trust). The ten main groups of companies that comprise the S&P 500 include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 to achieve the objectives stated above.

The S&P 500 does not reflect the payment of dividends on the stocks included in the S&P 500.

Computation of the S&P 500

As of September 16, 2005, the index sponsor has used a full float-adjusted formula to calculate the S&P 500. With a float-adjusted index, the share counts used in calculating the S&P 500 will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500 is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflects float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

♦	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

♦	holdings by government entities, including all levels of government in the United States or foreign countries; and

♦

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceeds 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500’s calculation. In addition, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spin-offs) will be made as soon as reasonably possible. Other changes in investable weight factors will be made annually, in September when investable weight factors are reviewed.

As discussed above, the level of the S&P 500 is the quotient of (1) the total float-adjusted market capitalization of the S&P 500’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index levels is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the S&P 500, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500 since the base date. The index divisor is adjusted such that the index level at an instant just prior to a change in base capital equals the index level at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 and do not require adjustments to the index divisor.

Additional information on the S&P 500 is available on the following website: http://www.standardandpoors.com.

S&P 500® Total Return Index™

The total return version of the S&P 500 Index, the S&P 500® Total Return Index™ (the “S&P 500 TR”), is calculated in the same manner as the S&P 500 described above; however, the difference between the S&P 500 and the S&P 500 TR is that the S&P 500 reflects changes in the prices of its underlying stocks, while the S&P 500 TR reflects both changes in stock prices and the reinvestment of the dividend income from its underlying stocks.

Specifically, in calculating the S&P 500 TR, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the Index reflects both ordinary and special dividends.

The level of the S&P 500 TR is reported on Bloomberg page “SPXT <Index>”.

S&P 500® Excess Return Index™

The excess return version of the S&P 500 Index, the S&P 500® Excess Return Index™ (the “S&P 500 ER”), is calculated in the same manner as the S&P 500 TR described above; however, the difference between the S&P 500 ER and the S&P 500 TR is that the S&P 500 ER is designed to track an unfunded investment in the S&P 500.

Specifically, the S&P 500 ER calculates the return on an investment in the S&P 500 TR where the investment was made through the use of borrowed funds. Therefore, the return of the S&P 500 ER will be equal to that of the S&P 500 TR minus the associated borrowing costs, which are represented by the overnight LIBOR.

The level of the S&P 500 ER is not currently published.

The S&P 500 Short-Term VIX Futures™ Index ER

The S&P 500 VIX Short-Term Futures™ Index ER (the “Short-Term VIX ER”) seeks to provide investors with exposure to one or more maturities of futures contracts on the CBOE Volatility Index® (the “VIX Index”), which reflects forward implied volatility of the S&P 500 at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500.

The Short-Term VIX ER is an index composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and is intended to reflect the returns that are potentially available through an unleveraged investment in those contracts. The Short-Term VIX ER is calculated, maintained and published by Standard & Poor’s Financial Services LLC (the “index sponsor”) and is reported by Bloomberg under the ticker symbol “SPVXSP”.

The Short-Term VIX ER is a rolling index, which rolls on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Short-Term VIX ER is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Short-Term VIX ER operates by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each Short-Term VIX ER index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position, and the Short-Term VIX ER is a “rolling index”. The constant weighted average maturity for the futures underlying the Short-Term VIX ER is one month.

A “Short-Term VIX ER index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

The S&P 500 Short-Term VIX Futures™ Index TR

The S&P 500 VIX Short-Term Futures™ Index TR (the “Short-Term VIX TR”) is the total return version of the Short-Term VIX ER, and is calculated in the same manner as the Short-Term VIX ER above; however, the difference between the Short-Term VIX ER and the Short-Term VIX TR is that the performance of the Short-Term VIX TR includes the specified Treasury Bill rate that could be earned on the notional value of that index, which would then be reinvested at that rate, whereas that the performance of the Short-Term VIX ER does not include such Treasury Bill rate.

The Short-Term VIX TR is calculated, maintained and published by Standard & Poor’s Financial Services LLC (the “index sponsor”) and is reported by Bloomberg under the ticker symbol “SPVXSTR”.

A “Short-Term VIX TR index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

CBOE Volatility Index® (VIX)

We have derived all information contained in this pricing supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500. During periods of market instability, the implied level of volatility of the S&P 500 typically increases and, consequently, the prices of options linked to the S&P 500 typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, The VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500 (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independently of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500 as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. The VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500 will increase may buy futures on the VIX Index, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500 will decline may sell futures on the VIX Index, expecting that the level of the VIX Index will fall.

Futures Markets

The Short-Term VIX TR is composed of one or more futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Short-Term VIX TR are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Calculation of the Short-Term VIX ER

The Short-Term VIX ER measures the return from a rolling long position in the first and second month VIX Index futures contracts. The Short-Term VIX ER rolls continuously throughout each month from the first month VIX Index futures contract into the second month VIX Index futures contract. The Short-Term VIX ER is intended to reflect the returns that are potentially available through an unleveraged investment in certain futures contracts on the VIX Index. On any Short-Term VIX ER index business day, t, the Short-Term VIX ER is calculated as follows:

IndexERt   = IndexERt-1 * (1+ CDRt)

where:

IndexERt-1 =	The Short-Term VIX ER on the preceding Short-Term VIX ER index business day.

CDRt =	Contract Daily Return, as determined by the following formula:

where:

t-1   = the preceding Short-Term VIX ER index business day.

TWDOt Total Dollar Weight Obtained on t, as determined by the following formula for the Short-Term VIX ER:

TWDIt-1 Total Dollar Weight Obtained on t-1, as determined by the following formula for the Short-Term VIX ER:

where:

CRWi ,t  = Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi ,t  = Daily Contract Reference Price of the ith VIX Futures Contract on date t.

Calculation of the Short-Term VIX TR

The total return version of the Short-Term VIX ER (i.e., the S&P 500 VIX Short-Term Futures™ Index TR) is intended to reflect the returns that are potentially available through such an unleveraged investment plus the specified Treasury Bill rate that could be earned on the notional value of that index, which would then be reinvested at that rate. On any Short-Term VIX TR index business day, t, the Short-Term VIX TR is calculated as follows:

IndexTRt =	IndexTRt-1 * (1+ CDRt+ TBRt)

where:

IndexTRt-1 =	The Short-Term VIX TR on the preceding Short-Term VIX TR index business day.

CDRt =	Contract Daily Return, as determined above in the Short-Term VIX ER calculation.

TBRt = Treasury Bill Return, as determined by the following formula:

Delta1   = the number of calendar days between the current and previous business days.

TBARt-1   = the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day. Generally the rates are announced by the US Treasury on each Monday. On Mondays that are bank holidays, Friday’s rates will apply. The Bloomberg ticker is USB3MTA.

Contract Rebalancing

The roll period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date (“roll period”). Thus, the Short-Term VIX TR is rolling on a continual basis. On the Short-Term VIX TR index business day after the current roll period ends the following roll period will begin. In calculating the total return of the Short-Term VIX TR, the Contract Roll Weights (CRWi,t) of each of the contracts in the Short-Term VIX TR, on a given Short-Term VIX TR index business day, t, are determined as follows:

where:

dt =	The total number of business days in the current roll period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.
dr =	The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the roll period, all of the weight is allocated to the first month contract. Then on each subsequent business day a fraction of the first month VIX Index futures holding is sold and an equal notional amount of the second month VIX Index futures is bought. The fraction, or quantity, is proportional to the number of first month VIX Index futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way the initial position in the first month contract is progressively moved to the second month contract over the course of the month, until the following roll period starts when the old second month VIX Index futures contract becomes the new first month VIX Index futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the Short-Term VIX TR is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX Index futures were listed. For the purpose of historical Short-Term VIX TR index calculations, the following assumptions have been made in interpolating VIX Index futures contract prices from near-by listed contracts.

When ith future was not listed, but ith +1 and ith-1 futures were listed, the following interpolation has been assumed:

When ith and ith+1 futures were not listed, but ith+2 and ith-1 futures were listed, the following interpolation has been assumed:

When ith, ith+1 and ith +2 futures were not listed, the following interpolation has been assumed:

where:

Ti   = Expiration of the ith VIX Index Futures contract; and

BDays  = Number of business days between VIX Futures Expiration Days.

Base Date and Launch Date of the Index

The base date for the Index is December 20, 2005 at a base value of 100,000. The launch date for the Index was November 18, 2009 at a value of 201,932.3.

Index Governance

The S&P U.S. Index Committee (the “Index Committee”) maintains the Index. There are eight members of the Index Committee; all are full-time professional members of the index sponsor’s staff. The Index Committee meets monthly. At each meeting, the Index Committee reviews pending corporate actions that may affect Index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

The index sponsor considers information about changes to its U.S. indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Historical Closing Values of the Index

Since its inception, the Index has experienced fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical values do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index or its Constituent Indices will result in holders of the Securities receiving a positive return on their investment.

The Index was launched on November 18, 2009 and the base date for the Index is December 20, 2005. All data relating to the period prior to the launch date of the Index is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i) on a hypothetical basis, how the Index would have performed from December 30, 2005 to December 31, 2008 based on the selection criteria and methodology described above; and

(ii) on an actual basis, how the Index has performed from December 31, 2009 onwards.

December 30, 2005	99,121.24
December 29, 2006	113,143.0
December 31, 2007	132,600.4
December 31, 2008	160,829.9
December 31, 2009	198,452.0
August 26, 2010	184,575.5

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Hypothetical and Illustrative Performance of the Index

The following graph shows the hypothetical performance of the Index during the period from December 20, 2005 to November 18, 2009 and the actual performance of the Index from November 18, 2009 to August 26, 2010 relative to the historical performance of the S&P 500 TR and the hypothetical historical performance of the index sponsor’s excess return version of the Index (the “S&P VEQTOR ER”). The S&P VEQTOR ER does not include accrual and reinvestment of dividends on the equity component, interest on the volatility component based on the three-month U.S. treasury rate and interest on the cash component. The graph below does not show the comparative performance of the S&P 500 ER because the S&P 500 ER is not published by the index sponsor.

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The three graphs below focus on three twelve-month periods of the graph shown above in order to highlight the behavior of the three indices in different U.S. equity market environments, and also show the hypothetical performance of the Index relative to the historical performance of the S&P 500 TR and the hypothetical historical performance of the S&P VEQTOR ER. Graph 1 is designed to show how the Index would have performed in a period of generally steady gains of the S&P 500 TR (July 15, 2006 to July 15, 2007). Graph 2 is designed to show how the Index would have performed in a period of modest gains followed by a second half of the year during which the S&P 500 TR exhibited more volatile periods of gains and losses (January 15, 2007 to January 15, 2008). Graph 3 is designed to show how the Index would have performed in a period of relative flat returns followed by a second half of the year during which the S&P 500 TR exhibited a period of significant declines in return (March 15, 2008 to March 15, 2009). The graphs below do not show the comparative performance of the S&P 500 ER because the S&P 500 ER is not published by the index sponsor.

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Example of Stop Loss Event Calculation

The following example illustrates the calculation of the Index value from a hypothetical period of index business days from February 25, 2009 to March 9, 2009, showing how this Index would have performed during those dates had it been launched period to that period. The Index values for the February 17, 2009 to February 24, 2009 period are also shown as these values are needed to calculate the 5-day return from February 25, 2009 onwards. The table shows how a stop loss event is triggered under the Index; the equity, volatility and cash component allocations over that period; the termination of the stop loss event; and the resulting re-allocation into the equity and volatility components.

Index Business Day	ER Index Value	5-day return Based on ER Index	TR Index Value	Equity Component*	Volatility Component*	Cash Component*
February 17, 2009	137,206.484		155,557.2
February 18, 2009	137,206.484		155,558.6
February 19, 2009	137,206.484		155,559.9
February 20, 2009	137,667.109		156,083.5
February 23, 2009	135,805.453		153,976.5
February 24, 2009	136,929.641		155,252.3
February 25, 2009	135,125.875	-0.20%	153,208.3	75.00%	25.00%	0.00%
February 26, 2009	133,964.125	-1.52%	151,892.3	75.00%	25.00%	0.00%
February 27, 2009	131,862.047	-2.36%	149,510.1	0.00%	0.00%	100.00%
March 2, 2009	131,862.047	-4.22%	149,514.7	0.00%	0.00%	100.00%
March 3, 2009	131,862.047	-2.90%	149,515.9	0.00%	0.00%	100.00%
March 4, 2009	131,862.047	-3.70%	149,517.3	0.00%	0.00%	100.00%
March 5, 2009	131,862.047	-2.42%	149,518.5	0.00%	0.00%	100.00%
March 6, 2009	131,862.047	-1.57%	149,519.9	60.00%	40.00%	0.00%
March 9, 2009	131,810.828	0.00%	149,465.6	60.00%	40.00%	0.00%

*The weightings of the equity, volatility and cash components at the close of the applicable index business day.

Based on the ER Index levels shown above, the 5-day return on February 27, 2009 is equal to -2.36%, and was calculated as follows:

Because such 5-day return of -2.36% on February 27, 2009 is less than -2.0%, a stop loss event is deemed to occur. As described above in “—Calculation of the Index—Step 4: Evaluate Whether a Stop Loss Event Has Occurred”, following the occurrence of a stop loss event, 100% of the Index is shifted into a cash position at the close of that index business day. Therefore, the closing value of the Index on the following index business day, March 2, 2009, is equal to the closing value of the Index on February 27, 2009 plus the interest accrual on the cash component based on Overnight LIBOR.

In this example, this stop loss event terminates on March 6, 2009, when the 5-day return based on ER Index is greater than -2.0%. As described above in “—Calculation of the Index—Step 4: Evaluate Whether a Stop Loss Event Has Occurred”, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day. Therefore, the allocations to the equity and volatility components change on March 6, 2009, in accordance with the rules set forth in “—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component” above, while the closing value of the Index changes only on the following index business day, March 9, 2009.

This example also demonstrates that a stop loss event may only continue for a maximum of five (5) consecutive index business days. This is because if the closing value of the Index remains the same for five consecutive index business days, the 5-day return based on the ER Index on the sixth index business day will necessarily equal 0%.

Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility Trends and

Hypothetical Equity and Volatility Allocations

The following graph illustrates the 22-day realized volatility environment from December 2005 to July 2010.

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph illustrates the implied volatility environment from December 2005 to July 2010 by reference to the CBOE Volatility Index®.

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following diagram illustrates the hypothetical percentage allocations to the equity, volatility and cash components of the Index from December 2005 to July 2010 (dates prior to November 18, 2009 are hypothetical and assume that the Index had already been launched in December 2005).

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

LICENSE AGREEMENT

We have entered into an agreement with Standard & Poor’s Financial Services LLC that provides us and our affiliates with a non-transferable, limited, non-exclusive (except as provided below) and worldwide license, for a fee, with the right to use the Index in connection with certain securities.

The index sponsor expressly agrees and acknowledges that the grant of rights to use the Index as a component of the Securities shall be on an exclusive basis for a two (2) year period commencing on the effective date of the license agreement.

MODIFICATIONS TO THE INDEX

The index sponsor may revise the Index policy covering rules for selecting companies, treatment of dividends, share counts or other matters as described above under “The Index—Index Governance”. The index sponsor may also make determinations relating to market disruption and force majeure events as described below.

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the value of (1) the S&P 500, S&P 500 TR and S&P 500 ER based on (a) the closing prices published by the exchange, or (b) if no closing price is available, the last regular trade reported for each stock before the exchange closed, and (2) the Short-Term VIX TR based on the most recent prior closing futures prices published by the CBOE, and the roll of the Short-Term VIX TR for that day will be carried to the next Short-Term VIX TR index business day as described above under “The Index—Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—Contract Rebalancing”. In the case of the S&P 500, S&P 500 TR and S&P 500 ER, if an exchange fails to open due to unforeseen circumstances, the index sponsor will use the prior day’s closing prices. If all exchanges fail to open, the index sponsor may determine not to publish the S&P 500 and/or S&P 500 TR, or calculate the S&P 500 ER, for that day. In the case of the Short-Term VIX TR, if an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish the Short-Term VIX TR for that day.

In the case of the Short-Term VIX TR, if an exchange introduces a holiday during the month of a calculation of the Short-Term VIX TR, the Short-Term VIX TR will not be published on that holiday and the roll for that day will be carried to the next Short-Term VIX TR index business day as described above under “The Index—Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—Contract Rebalancing”.

If the index sponsor does not publish the Short-Term VIX TR, S&P 500 and/or S&P 500 TR, and/or does not calculate the S&P 500 ER, the index sponsor may determine not to publish the Index for that day.

DISCLAIMER

The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC or third party licensors. Neither the index sponsor nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500® Dynamic VEQTORTM (Volatility EQuity Target Return) Total Return Index to track general stock market performance. The index sponsor’s and its third party licensor’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of the index sponsor and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to Barclays Bank PLC or the Securities. The index sponsor and its third party licensors have no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the Index. Neither the index sponsor nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities is to be converted into cash. The index sponsor has no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER THE INDEX SPONSOR, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. THE INDEX SPONSOR, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ITS TRADEMARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL THE INDEX SPONSOR, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500”, “S&P 500 VIX Short-Term Futures™”, “S&P 500® Total Return Index™”, “S&P 500® Total Return Index™” and “S&P 500® Dynamic VEQTORTM” are trademarks of Standard & Poor’s Financial Services LLC. “VIX” is a registered trademark of the CBOE and has been licensed for use by the index sponsor.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.